UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


May 26, 1999
(Date of earliest event reported)

Commission file number:  0-20704

                     ACX TECHNOLOGIES, INC.
     (Exact name of registrant as specified in its charter)

           Colorado                          84-1208699
 (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

  16000 Table Mountain Parkway, Golden, Colorado    80403
     (Address of principal executive offices)     (Zip Code)

                         (303) 271-7000
      (Registrant's telephone number, including area code)



Item 5.  Other Events



On May 26, 1999, ACX Technologies, Inc. issued the following press release.


                                    Contact:  Holly Coors
                                              (303) 271-7005


  ACX TECHNOLOGIES TO RECEIVE GOLDEN ALUMINUM COMPANY BACK
                   FROM CROWN CORK & SEAL


     Golden, CO - May 26, 1999 - ACX Technologies, Inc. (NYSE:ACX) today announced that Crown Cork & Seal Company, Inc. (Crown) has notified ACX of its intention to put Golden Aluminum Company (GAC) back to ACX effective August 23, 1999, per its March 1997 "put" option agreement. The agreement allowed Crown to assume the operation of GAC for a two-year period at the end of which Crown could pay an additional $60 million for GAC, or return it to ACX.

     Joe Coors, Jr., co-CEO of ACX stated, "While we are disappointed that Crown has reached this decision, we are encouraged by the interest in the assets of GAC shown from a couple of key industry players. We are currently discussing the sale of these assets and believe we can reach an agreement sometime in the third quarter. It is important to note that we do not have any plans to operate GAC as a going concern."

     ACX Technologies, Inc., through its two primary businesses, applies innovative technology to manufacture value-added industrial products. Coors Ceramics Company provides enabling technology through advanced technical ceramics and other engineered materials. Graphic Packaging
Corporation is a specialty packaging manufacturer that produces high performance folding cartons. ACX can be visited on the world wide web at http://www.acxt.com.





                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


May 27, 1999                          ACX TECHNOLOGIES, INC.

                                      By:/s/Beth A. Parish
                                      -------------------------
                                      Beth A. Parish
                                      (Controller and Principal
                                      Accounting Officer)